EXHIBIT 23(a)



                       CONSENT OF INDEPENDENT ACCOUNTANTS


     We consent to the incorporation by reference of our report dated December 5, 1996, on the consolidated financial statements of Peoples Financial Corporation as of and for the year ended September 30, 1996, as filed with the Securities and Exchange Commission on Form S-8 on or about February 26, 1997.



GRANT THORNTON LLP
/s/ Grant Thornton LLP
Cincinnati, Ohio
February 25, 1997